UNITED STATES

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Altabancorp

(Name of Registrant as Specified In Its Charter)

Dale O. Gunther

Blaine C. Gunther

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Gunther Family Shareholders

Communication to Altabancorp Shareholders

Regarding Issues of Concern

in Contemplation of

2021 Annual Meeting of Shareholders

March 15, 2021

American Fork, Utah

Open Letter to Shareholders of Altabancorp

Dear Fellow Shareholder:

We are a group of shareholders who collectively own approximately 30.8% of the common stock of Altabancorp. Perhaps like you, our family invested out of a belief in Altabancorp’s founding principles and in the value and opportunities that derive from the communities and customers served by its employees. Our family has been a substantial investor in Altabancorp and its predecessors for nearly 70 years, and we have been among the Company’s biggest supporters.

You may have read, however, our recent public statement recommending that Altabancorp consider a sale to a larger financial institution. While we retain our firm confidence in Altabancorp’s communities, customers and many dedicated, remaining employees, we are concerned that the current board and management lack the appropriate focus on maximizing (or perhaps the ability to maximize) the organization’s value to the benefit of ALL stakeholders. These concerns are leading us to consider a “vote no” campaign to dislodge a small number of Altabancorp directors whom we believe are particular contributors to a problematic and value-depleting cultural shift. We hope you will evaluate the board’s performance and will carefully consider your options as you make decisions about director elections at the upcoming 2021 Annual Meeting of Altabancorp shareholders.

We would be happy to speak with you about our concerns, and we encourage you to reach out to us either directly or through our advisor, MacKenzie Partners (using the contact details at the end of this letter). To state our primary concerns very briefly:

•	Lack of Significant “Skin in the Game” for Some Directors

We are troubled that several directors have liquidated vast portions of their stake in Altabancorp, while others have never accumulated a meaningful ownership position. This demonstrates both a lack of commitment to the organization and a lack of common interest with shareholders who have made substantial financial commitments to Altabancorp’s success. For example, based on Altabancorp’s 2020 proxy statement, two directors owned fewer than 1,000 shares outright. Despite years of incumbency, neither has bought so much as a single share of Altabancorp stock on the open market – all of their ownership comes from compensatory stock awards granted for their board membership. Meanwhile, some directors customarily treat their annual equity compensation as merely another form of liquidity, selling off their stock grants after they vest. We believe this pattern is starkly at odds with the stated purpose of Altabancorp’s executive incentive plans, one of which, according to last year’s Annual Report, is to “provide opportunities for stock ownership in the Company, thereby aligning the interests of plan participants with our shareholders.” Perhaps most troubling, a majority of the remaining directors – including those few with relatively larger holdings – have sold off 20% to as much as 50% of their ownership stake in recent years. Experts in best corporate governance policy and practices believe this attitude toward directors’ financial commitment is at odds with the fundamental principle of aligning interests between a board and the true owners of a company, its shareholders. Indeed, the Harvard Law School Forum on Corporate Governance notes that “Stock ownership guidelines are a near universal practice at larger publicly traded companies and are considered a governance best practice. Ownership guidelines require executives and directors to maintain meaningful stock ownership during their tenure.” Frankly, we believe that one cannot function effectively as a fiduciary duty while eschewing an investor’s mindset in the enterprise.

•	Lack of Board Oversight of Executive Management Performance & Compensation

We fully appreciate the value of a properly compensated and rewarded executive leadership team. However, the board’s obligation is to use compensation to reward performance and incentivize long-term thinking and quality leadership. We have repeatedly emphasized to the board in our public statements (after the board rebuffed our efforts to communicate privately) our concern that executive leadership is pursuing financial metrics, to the detriment of the employees and customers upon whom Altabancorp’s long-term value was built and remains dependent. A conspicuous consequence of this misfocus is the anemic loan growth compared to Utah peers over the last three years and increasing failure to retain and recruit loan officers. Rather than taking these concerns seriously and recognizing the adverse impacts on long-term value relating to executive management, the board recently and, we believe, wrongfully awarded extremely lucrative change-in-control benefits to executives whom we view as ineffectual. In short, the board appears to have attempted to protect from the consequences of their poor decision-making the very executives they seem unwilling to supervise. These board decisions are particularly concerning when considering that they were made by the very directors who are substantially divesting their own stakes.

•	Rapidly Growing Opportunities for Sale

Numerous publications targeting bank investments have reported that the acquisition market for community banks is heating up dramatically, with at least ten deals announced in December 2020. Further, one article quoted a well-known banking advisory firm, “Scale … continues to be a key issue and primary driver of consolidation.” While Altabancorp has touted its intention to grow organically and by acquisition, it has failed to deploy its strong deposit base into income-producing loans. As to acquisitions, prospective targets are scarce, and we do not believe Altabancorp can offer the scale or stock value that many competitive acquirors can provide. This limits the likelihood of significant success in that endeavor, as evidenced by the absence of acquisitions during executive management’s three-year tenure. Instead, Altabancorp is well positioned to benefit from one of the many prospective acquirors that have expressed an interest in Altabancorp’s markets, customers and employees.

Further, we believe Altabancorp has reached a point at which the current board is either unable or unwilling to provide effective oversight and to develop and implement a meaningful strategic plan. Accordingly, we believe the board should use all means at its disposal to locate and merge with an acquirer that has the demonstrated experience, scale and leadership to take Altabancorp’s valuable franchise to the next level. Of course, with decisions being made by a board that largely lacks a significant financial stake in the enterprise, we are concerned that this strategy may not be realized, or that the board cannot properly exercise the judgment to locate the best possible merger partner. We are considering whether a “vote no” campaign by withholding your vote on certain directors at the upcoming 2021 Annual Meeting may underscore the importance of objective, reasonable decisions made with a focus on the best interests of Altabancorp’s shareholders, customers, employees, and other valued stakeholders.

•	Impairment of Employee Morale

In recent years, Altabancorp has experienced unusually high turnover as a result, we believe, of a management team that is unwilling to accept employee input and constructive criticism, and which pursues financial success at the expense of long-term value drivers such as its customers and employees. There are many adverse consequences of this development, but among the most significant is the demonstrated inability to invest deposits into productive loans – again, we believe, as a result of the flight of some of the Company’s most productive loan officers. Among Altabancorp’s founding principles was the importance of fostering employees who build positive relationships with customers and who advance by serving Altabank’s customers and communities. Current leadership appears to have abandoned those principles, and the board has ignored and even rebuffed our efforts to refocus their attention on these fundamental issues. As a result, we see a continuing protraction of the morale issues we have witnessed and heard from countless sources. We believe that, if not soon resolved, the “tone at the top” will result in further employee departures and declines in customer service. We further believe that the board has demonstrated an unwillingness to listen to our recommendations or independently to assess the damage done by executive leadership, and that some, if not all, directors have been coopted into supporting management’s destructive impact on employee morale and customer service.

•	Obstructive and Entrenching Responses to Shareholder Feedback

As noted above, we have tried earnestly to bring these matters to the board’s attention. Rather than listening to our input and taking some of the corrective actions we had suggested, the board first told us we were inappropriately trying to influence the direction of the enterprise, and that we would be required to demonstrate compliance with securities and banking laws before we could communicate. When we confirmed that we had, rather than engaging as promised, the board established a “special committee,” and insisted that we communicate only with that committee and not with the entire board. Even that committee would not engage on the merits of our concerns, however. Instead, its members focused on alleging that our shareholder group was a risk to the enterprise and on pressuring us to disband our group and withdraw our filing. When our efforts failed with the “special committee,” we decided to communicate with a larger audience, writing directly to the entire board to request a meeting. The board’s response, in a letter signed by each of the incumbent directors, contended that our efforts to engage were nothing other than “distracting.”

At the same time, Altabancorp abandoned its longstanding and highly capable counsel and investment bankers, and instead hired “activism defense experts” at one of the world’s most expensive law firms, paying them what we estimate to be more than one million dollars to obstruct our efforts to address our concerns when a good faith, forthright conversation with us would have sufficed. That firm’s first effort was directed solely at enticing us to enter into a standstill agreement that effectively would have prevented us from exercising many of our rights as shareholders for nearly two years.

Ironically, when we then asked for information about the moneys spent and about some of the other decisions referenced above – which any shareholder is entitled to receive by law – Altabancorp’s lawyers accused us of bad faith, contriving various excuses that they needn’t provide a meaningful response. They offered other flimsy arguments, as well, including telling us that our very detailed and specific request was unclear, and contending that our request was unrelated to our legitimate desire to examine the board’s conduct and communicate our concerns to you, our fellow shareholders. Likewise, their counsel refused to deliver information required by law unless we entered into a confidentiality agreement that would have precluded us from sharing that information with you – thus defeating one of the primary purposes of our request. We estimate that Altabancorp is paying tens if not hundreds of thousands of dollars to have their lawyers obstruct our inquiries, when they could (and clearly should) simply provide the requested information to which all shareholders are legally entitled.

Most troublingly, in response to our request for an explanation about the compensation committee’s decisions, we were told that “committee meetings are preserved as forums for open and frank discussion … without fear of recordation and disclosure.” We are puzzled by this response. If we understand correctly, the Altabancorp board has taken actions such as approving exorbitantly lucrative change-in-control benefits while hiding behind the argument that “open and frank discussion” could give rise to “fear of recordation and disclosure.” We are left wondering what, precisely, Altabancorp is hiding from us shareholders! If the board were confident that it is engaged in effective oversight, and that its decisions are prudent, reasonable and in the shareholders’ best interests, what would they need to hide? Again, this level of obstructionism and obfuscation is entirely unacceptable.

We are therefore considering a “vote no” campaign (sometimes known as a “withhold-the-vote campaign”) focusing on a small number of specific Altabancorp directors whose actions have given us the most serious concerns. Frankly, we do not relish this initiative: our family’s heritage with Altabancorp’s predecessors traces back to 1952, and four generations of family members have served as directors, executive officers, and line employees of the bank. Our decisions come only after extensive but unsuccessful and frustrating attempts at persuading Altabancorp’s directors to address our concerns.

We would be happy to speak with you about these concerns. You may reach Dale Gunther at (801) 592-1826 or Blaine Gunther at (801) 234-9620. You also may contact our advisor, MacKenzie Partners, at (800) 322-2885 or (212) 929-5500. You also may review our previous correspondence referenced herein by accessing the exhibits to our January 15, 2021, and January 27, 2021, amendments to our beneficial ownership report on Schedule 13D, which is available at http://www.sec.gov.

Sincerely,

Dale O. Gunther	Blaine C. Gunther

THE PERSONS LISTED BELOW, WHO ARE THE FILING PERSONS LISTED IN THE FAMILY’S BENEFICIAL OWNERSHIP REPORT ON SCHEDULE 13D, MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES WITH RESPECT TO ALTABANCORP’S 2021 ANNUAL MEETING OF SHAREHOLDERS. A DESCRIPTION OF THE REPORTING PERSONS’ INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, IS CONTAINED IN AMENDMENT NO. 6 TO SCHEDULE 13D FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") BY THE REPORTING PERSONS NAMED THEREIN ON MARCH 15, 2021, AS THE SAME MAY BE FURTHER AMENDED FROM TIME TO TIME. THE PARTICIPANTS STRONGLY ADVISE ALL ALTABANCORP SHAREHOLDERS TO READ ANY DEFINITIVE PROXY STATEMENTS AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.

Dale O. Gunther
The Raspberry Trust
The Gunther Legacy Trust
Russell Gunther
Jacob Gunther
Hudson Gunther
Kimball Gunther
The Mary G. Miller Revocable Trust
Derek Gunther Miller
The Brett and Susan Christiansen Family Trust
Christopher Brett Christiansen
Bruce O. Gunther
Julie Marie Rockwell
Ruth Ann Gunther Thompson
The Paul Gunther Family LLC (4)
The [Paul and Lynda] Gunther Family Trust
Janelle Gunther
Jordan Gunther
Jenessa Gunther
Jilenne Gunther
Justus Robert Gunther
Jesse Omega Gunther
Jansen Orville Gunther
Julia Kelsey Gunther
The Paul and Miriam Thomas Family LLC
HETS LLC
Blaine Gunther Investments, LC (3)
Blaine C. Gunther Trust (3)
Howard Family Trust U/A Jan. 3, 2002 (5)
The Living Trust of Jonathan Blaine Gunther and Lisa Petersen Gunther (6)
Anne Marie Gunther (7)
Gunther Holding Company L.C.
The [Dean and Deana] Gunther Family Trust
Ruprecht & Co LLC
Debra Gunther Holley (9)
The Newbold Family Trust
Stephen Mark Holley
Stephen Harold Holley
Benjamin Holley and Andrea Holley